Exhibit 10.1

March 11, 2014

Chairman’s Transition Arrangement

Binding Agreement to Terms

This Term Sheet sets forth the agreement of Robert N. Wildrick (the “Consultant”), Jos. A. Bank Clothiers, Inc. (the “Company”) and The Men’s Wearhouse, Inc. (“Parent” and together the Consultant and the Company, the “Parties”) with respect to the entitlements of the Consultant and the obligations of the Company under that certain Consulting Agreement, dated as of September 9, 2008 between the Consultant and the Company, as amended (the “Consulting Agreement”) and certain other agreements of the Consultant, the Company and Parent.

Reference is hereby made to the Agreement and Plan of Merger, dated as of March 11, 2014, between the Company, Parent and a wholly owned subsidiary of Parent (the “Merger Agreement”). Capitalized terms and not defined herein shall have the meaning set forth in the Merger Agreement.

Transition Period; Accrued and Additional Fees

The Consultant will continue to perform his duties pursuant to the Consulting Agreement between the date hereof and the Offer Closing (the “Transition Period”), pursuant to the terms of the Consulting Agreement and shall continue to receive remuneration for such services in accordance with the terms of the Consulting Agreement.

During the Transition Period, the Consultant shall continue to accrue additional fees under the Consulting Agreement for services rendered in excess of the Consultant’s obligations under the Consulting Agreement (hereinafter “Additional Fees”), which shall be accrued during the Transition Period in accordance with the Company’s historic practices, subject to a maximum of $500,000.

Payment of Current Accrued Additional Fees

The Company has determined that as of the date hereof the Consultant is entitled to $1,800,000 from the Company in earned Additional Fees and that the Company shall pay such amount to the Consultant in full on or within three (3) business days following the date hereof and the Parent does not object to this payment.

Treatment of Consulting Agreement at Offer Closing

Immediately upon the Offer Closing, the Consultant may elect to terminate the Consulting Agreement pursuant to Section 6.3 of the Consulting Agreement and the Consultant therefore shall be entitled to immediate payment from the Company (such payment to be made on the date of the Offer Closing) of the Consulting Fee which the Consultant would have become entitled to during the remaining term of the Consulting Agreement (i.e., through January 30, 2016) absent such termination.

In addition, from time to time during the Transition Period, the Company shall pay to the Consultant all Additional Fees which the Consultant earns during the Transition Period, subject to a maximum of $500,000. The Consultant’s entitlements to these amounts are not subject to the occurrence of the Offer Closing.

Non-Competition Agreement

In consideration of the Non-Competition Payment (as defined below), the Consultant hereby agrees that, during the two-year period commencing on the date upon which the Offer Closing occurs, the Consultant will continue to comply with and be bound by the provisions of Section 7.1 of the Consulting Agreement (the “Non-Competition Covenant”), except that for purposes of the Non-Competition Covenant, (i) the term Client shall be deemed during such period to include both the Company and the Parent and its subsidiaries and (ii) the Consultant hereby further agrees that during such two year period he will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, that competes with the Parent and its subsidiaries; provided, that the foregoing shall not prohibit the Consultant from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Parent and its subsidiaries.

Non-Competition Payment

In consideration of the Consultant’s agreement to be bound by the Non-Competition Covenant set forth above, Parent shall pay or shall cause the Company to pay the Consultant a cash payment of $3.5 million (the “Non-Competition Payment”), $1 million of which will be paid out upon the Offer Closing and the remainder of which will be paid out in equal quarterly installments over the two year period commencing on the Offer Closing, commencing on the first quarterly anniversary of the Offer Closing.

Code Section 280G and 4999 Matters; Code Section 409A

During the Transition Period, the Company and the Consultant shall obtain from an independent, reputable nationally-recognized valuation firm a valuation of the Non-Competition Covenant for purposes of establishing the degree to which to the Non-Competition Payment constitutes reasonable compensation for services to be rendered following a change in control for purposes of Sections 280G and 4999 of the Internal Revenue Code (the "Code").

The Parent shall take (or cause the Company to take) a tax position consistent with such reasonable valuation obtained by the Consultant and the Company for purposes of the Parent’s tax reporting obligations related to the Non-Competition Payment, including as they pertain to Sections 280G and 4999 of the Code.

In the event that any portion of the payments pursuant to the Consulting Agreement or the Non-Competition are subject to the excise tax imposed pursuant to Section 4999 of the Code, the Consultant shall receive the full amount of such payments, unless the Consultant would be in a better after-tax position if such payments were to be reduced, in which case such payments will be reduced to the minimum extent possible such that no portion of such payments is subject to the excise tax imposed pursuant to Section 4999 of the Code.

The Consulting Agreement and this Term Sheet are intended to comply with the requirements of Section 409A of the Code and shall be construed in a manner consistent with such interpretation.

Effectiveness of Term Sheet

With the exception of the provisions hereof with respect to earned and accrued Additional Fees payable as of or immediately following the date hereof and Additional Fees earned during the Transition Period, the provisions of this Term Sheet shall be null and void in the event that the Offer Closing does not occur.

The Parties agree that the provisions of this Term Sheet constitute binding obligations of each of the Parties, as applicable, and agree to execute such additional documents as may be required to effect the terms hereof. This Term Sheet shall be governed by the laws of the State of Delaware.

/s/ Robert N. Wildrick
Robert N. Wildrick

JOS. A. BANK CLOTHIERS, INC.

By:	/s/ Sid Ritman
	Name:	Sidney H. Ritman
	Title:	Director & Chairperson of Compensation Committee

THE MEN’S WEARHOUSE, INC.

By:	/s/ Doug Ewert
	Name:	Doug S. Ewert
	Title:	Chief Executive Officer